UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2006

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

(a) As previously announced, Quest Software, Inc. (“Quest”) received a Nasdaq Staff Determination letter on August 14, 2006 as a result of Quest’s failure to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and requested a hearing before a Nasdaq Listing Qualifications Panel. On October 24, 2006, a Nasdaq Listing Qualifications Panel granted Quest’s request for continued listing on The Nasdaq Stock Market.

Quest’s continued listing is subject to two conditions. First, on or about November 1, 2006, Quest must update the Nasdaq Hearings Department with respect to conclusions of the Special Committee regarding the investigation. The Special Committee has informed Nasdaq that its investigation has not yet been completed, and undertook to provide the requested additional information as soon as the investigation is substantially completed. Second, on or before January 10, 2007, Quest must file with the Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 and all required restatements. The Panel also reserved the right to reconsider the terms of its continued listing determination based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of Quest’s securities on The Nasdaq Stock Market inadvisable or unwarranted.

There can be no assurance that Quest will satisfy the conditions for continued listing, that Nasdaq will grant an additional extension of time to meet such conditions, if necessary, or that Quest’s common stock will remain listed on The Nasdaq Stock Market.

(b) Quest was not able to file a Quarterly Report on Form 10-Q for the three months ended September 30, 2006 (the “Third Quarter 10-Q”) with the Securities and Exchange Commission in a timely manner, due to the pending stock option investigation. On November 9, 2006 Quest filed a Notification of Late Filing on Form 12b-25 with the SEC. Quest plans to file its Third Quarter 10-Q and its Quarterly Report on Form 10-Q for the three months ended June 30, 2006 after completion of the Special Committee’s investigation and related restatement and after Quest files amended Reports on Forms 10-K and 10-Q for the periods ended December 31, 2005 and March 31, 2006, respectively, with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: November 9, 2006	By:	/s/ MICHAEL J. LAMBERT
Michael J. Lambert Senior Vice President, Chief Financial Officer